EXHIBIT 99.1

NIH Awards $1.66 Million Grant to Evaluate Cerashield™ Coating to Reduce Orthopedic Implant Infections

Denver, CO —  March 30, 2009 — Ceragenix Pharmaceuticals, Inc.(“Ceragenix”) (OTCBB:CGXP), a medical device company focused on infectious disease and dermatology today announced that the National Institutes of Health (“NIH”) has  awarded  a $1.66 million grant to the University of Utah to fund research evaluating a Cerashield™ coating to reduce orthopedic implant infections.  Roy Bloebaum, PhD, Research Professor at the University of Utah and Career Scientist and Director, Bone and Joint Research Laboratory of the Veterans Administration Hospital, Salt Lake City, is the principal investigator on the grant.   The grant will fund preclinical evaluation of orthopedic implants coated with CSA-13, the active ingredient in Cerashield™ coatings.  Multiple in vitro tests have demonstrated that CSA-13 has potent activity against a broad spectrum of strains of bacteria, including multidrug resistant strains such as Methicillin Resistant Staph Aureus (MRSA), which are associated with orthopedic implant infections.   Paul B. Savage, PhD, Professor at Brigham Young University and inventor of CSA-13 is a co-investigator on the grant.

According to the American Academy of Orthopedic Surgeons, approximately 766,000 Americans underwent surgery for hip, knee and shoulder replacements in 2002. During typical procedures, surgeons remove an arthritic or damaged joint and replace it with an artificial one.  In about 1 to 2 percent of cases, the implant gets infected, most commonly with Staphylococcus epidermidis. The bacteria multiply, causing a slimy layer, or biofilm, to form around the implant which acts as a physical and chemical barrier that resists antibiotics. The result is additional surgery to clean the implant or replace it outright.  Limited testing to date performed at the University of Utah has shown that CSA-13 coated orthopedic devices are able to rapidly kill bacteria and prevent the growth of biofilms, and have also demonstrated good biocompatibility.

“Based on our preliminary experience with orthopedic devices coated with CSA-13, we believe that this approach has great promise in reducing the incidence of orthopedic implant related infections and improving clinical outcomes,” Dr. Bloebaum said.  “These infections are of great concern for our men and women in the armed forces and for the civilian population as well.  As our population ages, more people require knee, hip or other orthopedic implants to regain mobility.”

Steve Porter, Chairman and CEO of Ceragenix, stated: “NIH grant applications are subject to intensive review by leading experts in the country and only a small percentage of grants that are submitted ever receive funding.  We are very pleased that Dr. Bloebaum’s proposal merited this award.  We believe that our technology has the potential to significantly reduce orthopedic related infections.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms: Ceragenins™ for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis. Ceragenin™ compounds are active against a broad range of Gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield™ antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of EpiCeram® which is currently being marketed by Promius Pharma (a wholly owned subsidiary of Dr. Reddy’s Laboratories) in the United States under an exclusive supply and distribution agreement. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including having sufficient working capital to fulfill purchase orders within the timeframes required by the agreement; the ability of the Company to service its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”); successful clinical trials of the Company’s planned products including the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, general economic conditions in the United States and elsewhere, and the Company’s ability to hire, manage and retain qualified personnel.   The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2009. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix Pharmaceuticals, Inc.
Steven Porter, (720) 946-6440
Chairman and CEO

University of Utah Health Sciences

Office of Public Affairs

(801) 581-7387